Exhibit 13

VOTING AND STOCKHOLDER AGREEMENT

This VOTING AND STOCKHOLDER AGREEMENT (this “Stockholder Agreement”) is entered into as of May 10, 2024, by and between Landsea Holdings Corporation, a Delaware corporation (“LHC”), 1103849 B.C. LTD., a British Columbia corporation (“Lender”), and Ever Fast Holdings Limited, a BVI company and wholly-owned subsidiary of Lender (“Ever Fast”, and together with Lender, “Lender Parties”).

RECITALS

WHEREAS, Lender and LHC are parties to that certain Credit Agreement dated as of May 12, 2022 (as amended on February 10, 2023 and on May 12, 2023, the “Credit Agreement”). Capitalized terms not defined in this Stockholder Agreement have the meaning ascribed to them the Credit Agreement;

WHEREAS, contemporaneously with the execution of this Stockholder Agreement, Lender and LHC executed that certain Payment Agreement Regarding Credit Agreement and Loan Documents (the “Agreement”);

WHEREAS, as provided in the Agreement, LHC transferred certain shares of Pledged LSEA Stock (the “Lender LSEA Stock”) to Ever Fast; and

WHEREAS, this Stockholder Agreement sets forth certain understandings and agreements reached between LHC and Lender Parties with regard to the Lender LSEA Stock transferred to Ever Fast.

NOW, THEREFORE, in consideration of the foregoing facts and the mutual promises contained herein, LHC and Lender Parties agree as follows:

ARTICLE I

VOTING OF LENDER LSEA STOCK

Section 1.1 Agreement to Vote. Subject to applicable law, Lender Parties agree, to vote or execute a written consent or consents if stockholders of LSEA are requested to vote their shares through the execution of an action by written consent in lieu of any such annual or special meeting of stockholders of LSEA, as applicable, with respect to all shares of the Lender LSEA Stock that Lender Parties own or control the voting of, or cause to be voted or a consent to be executed with respect to such shares of Lender LSEA Stock, at the annual or special meeting of stockholders of LSEA as follows:

(a)	in favor of approval of any LHC voting proposal;

(b)	against approval of any proposal made in opposition to, or in competition with, the LHC voting proposal; and

(c)	against any other action that is intended, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the LHC voting proposal.

ARTICLE II

TRANSFER OF LENDER LSEA STOCK

Section 2.1 Restrictions on Transfer. Except for Transfers (defined below) of Lender LSEA Stock that are (i) privately-negotiated, (ii) a sale that is made pursuant to an underwritten secondary offering by Lender Parties, and (iii) a pledge for financing purposes, Lender Parties agree, from the date hereof through the third anniversary of this Stockholder Agreement, not to directly or indirectly Transfer any or all shares of the Lender LSEA Stock; provided, however, that (i) above shall be subject to LHC’s Purchase Right in Section 2.2. “Transfer” means the sale, grant, assignment, transfer, pledge, encumbrance, hypothecation or other disposition of any share or shares of the Lender LSEA Stock or the beneficial ownership thereof (including by operation of law), or the entry into any contract to effect any of the foregoing, including, for purposes of this Stockholder Agreement, the transfer or sharing of any voting power of such Lender LSEA Stock, or the granting of any proxy with respect to such Lender LSEA Stock. For the avoidance of doubt, a Transfer is null and void if it does not comply with this Section 2.1.

Section 2.2 Right of First Purchase. Prior to any direct or indirect Transfer of the Lender LSEA Stock through a privately negotiated transaction, Lender Parties must provide LHC with a right of first purchase (the “Purchase Right”) as follows:

(a)

Within 15 days of the prospective direct or indirect Transfer of any share or shares of Lender LSEA Stock (a “Prospective Transfer”), Lender Parties shall provide LHC notice (the “Transfer Notice”) in writing (i) of the proposed date that the Prospective Transfer will occur (the “Transfer Date”), (ii) of the number of shares to be transferred on the Transfer Date (the “Transfer Amount”), (iii) of the cash price per share to be paid on the Transfer Date (the “Transfer Price”), and (iv) with sufficient information to identify the proposed ownership and control of the transferee.

(b)

Within 10 days of receipt of the Transfer Notice, LHC (or its Affiliate or nominee) shall have the right to exercise its Purchase Right to purchase any or all of the Transfer Amount of shares of the Lender LSEA Stock from Lender Parties on or before the Transfer Date at the identical Transfer Price.

(c)

To the extent LHC does not exercise the Purchase Right, then Lender Parties may complete the Prospective Transfer in accordance with the terms set forth in the Transfer Notice; provided, however, that prior to the Prospective Transfer, the transferee must agree to be bound by this Stockholder Agreement pursuant to a joinder or separate stockholder agreement in form acceptable to LHC in its discretion. For the avoidance of doubt, a Prospective Transfer is null and void if it does not comply with this Section 2.2(c).

ARTICLE III

MISCELLANEOUS

Section 3.1 No Assignment. This Stockholder Agreement shall not be assignable by operation of law (other than in connection with a merger, consolidation or similar transaction) or otherwise (any attempted assignment in contravention hereof being null and void).

Section 3.2 Amendment; Waiver. No amendment or waiver of any provision of this Stockholder Agreement will be effective with respect to any party unless made in writing and signed by an officer or a duly authorized representative of such party or, if such party is an individual, such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver of any party to this Stockholder Agreement, as the case may be, will be effective unless it is in a writing signed by a duly authorized officer of the waiving party or, if such party is an individual, such waiving party that makes express reference to the provision or provisions subject to such waiver. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 3.3 Governing Law; Jurisdiction. This Stockholder Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Stockholder Agreement shall be heard and determined exclusively in any state or federal court in Delaware. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Stockholder Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Stockholder Agreement, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Stockholder Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the laws of the State of Delaware and of the United States of America.

Section 3.4 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS STOCKHOLDER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.5 Specific Performance. The parties hereby acknowledge and agree that each party would not have an adequate remedy at law for money damages, and irreparable damage would occur, in the event that any of the provisions of this Stockholder Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that any party shall be entitled to an injunction or injunctions to prevent breaches of this Stockholder Agreement by the other party and to enforce specifically the terms and provisions of this Stockholder Agreement against the other party, this being in addition to any other remedy to which either such party is entitled at law or in equity, and each party (a) waives the defense in any action for an injunction or other equitable relief that a remedy at law would be adequate and (b) agrees that any such action for injunctive relief or specific performance may be brought in (and hereby irrevocably submits to the jurisdiction of) any federal or state court in the State of Delaware.

Section 3.6 Severability. If any provision of this Stockholder Agreement or the application thereof to any person (including the officers and directors of the parties hereto) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

Section 3.7 No Third-Party Beneficiaries. Nothing contained in this Stockholder Agreement, expressed or implied, is intended to confer upon any person other than the parties hereto, any benefit, right or remedies.

Section 3.8 Counterparts and Facsimile. For the convenience of the parties hereto, this Stockholder Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Stockholder Agreement may be delivered by facsimile or other electronic means and such electronic signature pages will be deemed as sufficient as if physical signature pages had been delivered.

[signature pages follow]

IN WITNESS WHEREOF, this Stockholder Agreement has been duly executed and delivered by the parties hereto as of the date first herein above written.

Landsea Holdings Corporation

By:	/s/ Qin Zhou
Name:	Qin Zhou
Title:	Executive Vice President

1103849 B.C. LTD.

By:	/s/ Huaijun Chen
Name:	Huaijun Chen
Title:	Director

EVER FAST HOLDINGS LIMITED

By:	/s/ Huaijun Chen
Name:	Huaijun Chen
Title:	Director